Exhibit 99.1

NEWS RELEASE

Anterix Announces Adjournment of Annual Meeting of Stockholders

Meeting will be reconvened at 12pm ET on the same day, August 6, 2021

Woodland Park, NJ – August 6, 2021—Anterix (NASDAQ: ATEX) announced that the Company’s virtual annual meeting of stockholders, on August 6, 2021 at 9:30 a.m. ET, was convened and adjourned, without any business being conducted, due to technical difficulties with the third-party hosting site.  The meeting will be reconvened at 12pm ET on the same day, August 6, 2021.

Anterix stockholders will be able to attend, vote their shares, and submit their questions during the virtual annual meeting via live audio webcast at www.virtualshareholdermeeting.com/atex2021.

About Anterix

At Anterix, we are focused on delivering transformative private broadband that enables the modernization of critical infrastructure for the energy, transportation, logistics and other sectors of our economy. As the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Hawaii, Alaska, and Puerto Rico, we are uniquely positioned to enable the private LTE solutions that support secure, resilient and customer-controlled operations. www.anterix.com

Contacts

Natasha Vecchiarelli

Director of Investor Relations & Corporate Communications

973-531-4397

nvecchiarelli@anterix.com